Summary Description
Management Performance Plan 2011 Payable 2012
Effective January 1, 2011
Objective
The objective of the Management Performance Plan is to provide incentive payments to employees of FBL Financial Group, Inc. with a salary grade of 45 or higher, in the form of an annual cash payment, for the achievement of a predetermined set of corporate goals. The goals may apply to operations and results of the entire enterprise or may apply to a segment of the business or the operations. Payment of cash incentives pursuant to achievement of the goals will be subject to FBL Financial Group, Inc. and the Farm Bureau Property & Casualty Company meeting triggers as approved by the Management Development and Compensation Committee. Triggers may relate to profitability, stability, positive surplus and levels of capital, among other matters, and may be applied across the Company or by defined groups within the company. In addition, the Management Development and Compensation Committee retains negative discretion to limit or eliminate payment of cash incentives to any or all Tiers, Groups, segments, teams or individuals in its sole discretion.
Administration
The Management Performance Plan is approved annually by the Board of Directors through the Management Development and Compensation Committee. The program will be administered under the sponsorship of the company's Goals Committee, to consist of the FBL Executive Management Team, subject to oversight of the Management Development and Compensation Committee. FBL management shall have the authority to make decisions respecting the interpretation of the plan that do not have a material impact on the total amount paid or that would result in the non-deductibility of any payments.

Corporate Goals
Each plan year, the Board of Directors through the Management Development and Compensation Committee will authorize a set of corporate goals as the measure of performance necessary to receive the cash incentive. The performance goals will focus on key metrics for growth, efficiency and profitability. The goals and weighting of goals may differ for various business segments, teams or individuals within the overall Company, as deemed appropriate by the Management Development and Compensation Committee.
There will be four Goal Groups for 2011: Property & Casualty, Farm Bureau Life, EquiTrust Life and Corporate. Each of the Goal Groups will have goals specific to their business unit. Except for the Corporate Goal Group and members of the FBL Management Team, 50% of each Goal Group's goals will be based on the overall corporate goals. The overall corporate goal shall be 100% of the goals for the Corporate Goal Group and members of FBL Management Team. All other eligible employees (salary grade 45 or higher) will be put into Goal Groups based on the discretion of management. Once an employee is placed in a Goal Group, the employee will remain in that Goal Group for the entire year, even if they move to a different business unit during the year. The Goal Groups for 2011 will be determined as of March 1, 2011.
Attainment of Goals
Each goal will be measured separately in the determination of the attainment level and attainment must be verified by internal audit. The actual value assigned to each goal (which determines the cash incentive eligible to employees) depends on the level of achievement of each corporate goal.
Eligible employees are divided into Tiers based upon salary grade as shown below. If 75 percent or more of a goal is achieved, then its actual value can range from 50 percent to 200 percent of the base value, depending on the level of attainment.
Threshold - The minimum level of achievement at which a cash incentive is provided.
50% of base value paid at Threshold level
Target - The level of achievement that is targeted for each goal.
100% of base value paid at Target level
Cap - The level of achievement at or above which the maximum cash incentive is provided.
200% of base value paid at Cap level
Tiers and base salary target
Tier I (Salary Grade 53 and higher) 60% of base salary
Tier II (Salary Grade 52) 45% of base salary
Tier III (Salary Grade 51) 40% of base salary
Tier IV (Salary Grade 50) 33% of base salary
Tier V (Salary Grade 45) 15% of base salary
With respect to individual employees or groups of employees, the Chief Executive Officer is authorized to make decisions regarding administration of the plan that are needed as the result of employees moving from one Tier to another (either up, or down) or reclassification of existing positions.
Eligible Participants
Participation in the Management Performance Plan includes full-time, salary grade 45 and above employees of FBL Financial Group, Inc. who are classified as active employment status as of the last working day of the plan year. The plan does not cover employees participating in an employee incentive plan, crop insurance incentive plan or any other non-equity incentive-eligible program. The following rules shall be considered in the determination of eligibility of any employee or class of employees.

1.	Part-time or high-time, salary grade 45 and above employees of FBL Financial Group, Inc. are not eligible to participate in the Management Performance Plan.

2.	Agents, Agency Managers, temporary employees, independent contractors, per diem adjusters, and leased employees are not eligible to participate in the Management Performance Plan.

3.
For employees who transfer from full-time, grade 45+ to part-time or high-time during the year, the cash incentive will be prorated based upon completed service as an eligible employee during the plan year. For employees who transfer from full-time, grade 45+ to temporary, all rights to a cash incentive will be forfeited.

4.
Cash incentive payments for eligible newly hired employees or current employees who become eligible for the Management Performance Plan during the plan year will be prorated based upon completed service as an eligible employee during the plan year.

5.
In the event an employee's active employment terminates prior to the last working day of the plan year by reason of retirement, reduction in complement, transfer to Farm Bureau agent or Agency Manager status, company transfer to a multi-line state Farm Bureau affiliate, military leave, permanent disability, or death, the cash incentive payment will be prorated based upon completed service as an eligible employee during the plan year, assuming all other criteria have been met.

6.
Payment for deceased employee's cash incentive pay will be made to the beneficiary on record for group life insurance, if living; otherwise to surviving spouse, if living; otherwise to employee's estate.

7.
In the event an employee's active employment terminates prior to the last working day of the plan year for any other reason not included in bullet #5, all rights to a cash incentive will be forfeited..

Participation in the Management Performance Plan does not guarantee employment, nor does participation at any time guarantee ongoing participation. In addition, the Management Development and Compensation Committee retains negative discretion to limit or eliminate payment of cash incentives to any or all Tiers, Groups, segments, teams or individuals in its sole discretion.
Base Salary
Cash incentive payments are made based on a percentage of the participant's base salary, based on the level of achievement of corporate goals as determined by the Management Development and Compensation Committee. For this purpose, base salary consists of the employee's regular monthly rate of pay, including any retro pay adjustments, during the plan year. Cash payments for unused vacation at termination are not included in base salary.
Payments of Cash Incentives
Subject to the negative discretion of the Management Development and Compensation Committee to limit or eliminate payment of cash incentives, payments will be made annually to each eligible participant, subject to the attainment level of the goals, on or before March 15 for the prior plan year. For example, payment based upon attainment of 2011 goals will be made no later than March 15, 2012.
Cash incentive payments made under the Management Performance Plan are considered compensation for purposes of calculating group life, accidental death & dismemberment, and disability income benefits. In addition, this cash incentive payment will be included in the calculation of retirement benefits.
Cash incentive payments will be made in a single, separate, lump sum payment and are subject to federal and state taxes. Cash incentive payments may also be subject to court-ordered child support, garnishments, wage assignments and tax levies. Cash incentive payments are not subject to voluntary payroll deductions, including but not limited to 401(k) loan payments, United Way, insurance premium and flex deductions. Cash incentive payments for active employees are eligible for the 401(k) deduction and 401(k) match provision.
Employees Grade 50 and above may elect to defer cash incentive payments in accordance with all terms and conditions of the FBL Financial Group, Inc. Executive Salary and Bonus Deferred Compensation Plan.